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                                                                Exhibit 5


                                  December 19, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

       Re: St. Joe Corporation Registration Statement for Offering of 2,010,160 Shares of Common Stock

Ladies and Gentlemen:

    We refer to your registration on Form S-8 (the "Registration Statement") of 2,010,160 shares of Common Stock authorized for issuance pursuant to the Company's 1997 Stock Incentive Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1997 Stock Incentive Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   /s/  Robert M. Rhodes

                                   Robert M. Rhodes